UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                CARDTRONICS, INC.
                                -----------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    14161H108
                                    ---------
                                 (CUSIP Number)

                                December 31, 2008
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ]   Rule 13d-1(b)
              [ ]   Rule 13d-1(c)
              [X]   Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------
CUSIP No. 14161H108
--------------------------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CapStreet II, L.P.
           IRS Identification No. 76-0632912
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1)
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER(1)
BENEFICIALLY
OWNED                       8,091,222
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER(1)

                            8,091,222
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON(1)(2)

           8,091,222
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)(2)

           19.92%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
(1) The reporting person expressly disclaims beneficial ownership with respect to any shares of common stock other than the shares of common stock owned of record by such reporting person.
(2) Based on 40,624,033 shares of common stock outstanding as of November 7, 2008, as reported in Cardtronics Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, filed with the SEC on November 13, 2008.

--------------------------------------------
CUSIP No. 14161H108
--------------------------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CapStreet Parallel II, L.P.
           IRS Identification No. 76-0632913
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1)
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER(1)
BENEFICIALLY
OWNED                       949,852
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER(1)

                            949,852
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON(1)(2)

           949,852
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)(2)

           2.34%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
(1) The reporting person expressly disclaims beneficial ownership with respect to any shares of common stock other than the shares of common stock owned of record by such reporting person.
(2) Based on 40,624,033 shares of common stock outstanding as of November 7, 2008, as reported in Cardtronics Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, filed with the SEC on November 13, 2008.

--------------------------------------------
CUSIP No. 14161H108
--------------------------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CapStreet GP II, L.P.
           IRS Identification No. 76-0632911
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1)
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER(1)
BENEFICIALLY
OWNED                       8,091,222
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER(1)

                            8,091,222
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON(1)(2)

           8,091,222
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)(2)

           19.92%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
(1) The reporting person expressly disclaims beneficial ownership with respect to any shares of common stock other than the shares of common stock owned of record by such reporting person.
(2) Based on 40,624,033 shares of common stock outstanding as of November 7, 2008, as reported in Cardtronics Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, filed with the SEC on November 13, 2008.

--------------------------------------------
CUSIP No. 14161H108
--------------------------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           The CapStreet Group, LLC
           IRS Identification No. 76-0525528
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1)
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER(1)
BENEFICIALLY
OWNED                       9,041,074
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER(1)

                            9,041,074
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON(1)(2)

           9,041,074
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)(2)

           22.26%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
(1) The reporting person expressly disclaims beneficial ownership with respect to any shares of common stock other than the shares of common stock owned of record by such reporting person.
(2) Based on 40,624,033 shares of common stock outstanding as of November 7, 2008, as reported in Cardtronics Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, filed with the SEC on November 13, 2008.

Item 1.

(a) Name of Issuer: Cardtronics, Inc.

(b) Address of Issuer's Principal Executive Offices: 3110 Hayes Road, Suite 300, Houston, Texas 77082

Item 2.

(a) This Schedule 13G is filed by and on behalf of (a) CapStreet II, L.P., a Delaware limited partnership ("CS II"), (b) CapStreet Parallel II, L.P., a Delaware limited partnership ("CS Parallel II"), (c) CapStreet GP II, L.P., a Delaware limited partnership ("CS GP II") which is the general partner of CS II and (d) The CapStreet Group, LLC, a Delaware limited liability company ("CS") which is the general partner of CS Parallel II and CS GP II.

     CS II and CS GP II have shared dispositive and voting power with respect to 8,091,222 shares of common stock.

     CS Parallel II has shared dispositive and voting power with respect to 949,852 shares of common stock.

     CS has shared dispositive and voting power with respect to 9,041,074 shares of common stock.

(b) The address of the principal business office of the parties referred to in paragraph (a) of this Item 2 is:

     600 Travis, Suite 6110, Houston, Texas 77002.

(c) Citizenship: CS II, CS Parallel II and CS GP II are each Delaware limited partnerships. CS is a Delaware limited liability company.

(d) Title of Class of Securities: Common Stock

(e) CUSIP Number: 1416H108


Item 3. If this statement is filed pursuant to ss.240.13d-1(b) or ss.240.13d-2(b) or (c), check whether the person filing is a:

(a)  [ ] Broker or dealer registered under Section 15 of the Act.

(b)  [ ] Bank as defined in section 3(a)(6) of the Act.

(c)  [ ] Insurance company as defined in section 3(a)(19) of the Act.

(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940.

(e)  [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).

(f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

(g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(ii)(G).

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

(j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership

(a) Amount Beneficially Owned:

     With respect to the disclosure set forth in this Item 4, each reporting person expressly disclaims beneficial ownership with respect to any shares of common stock other than the shares of common stock owned of record by such reporting person. The percent of class provided for each reporting person below is based on 40,624,033 shares of common stock outstanding as of November 7, 2008, as reported in Cardtronics Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, filed with the SEC on November 13, 2008.

     As of the close of business on December 31, 2008:

     1. CS II beneficially owned 8,091,222 shares

     2. CS Parallel II beneficially owned 949,852 shares

     3. CS GP II beneficially owned 8,091,222 shares

     4. CS beneficially owned 9,041,074 shares

(b) Percent of Class:

     As of the close of business on December 31, 2008:

     1. CS II beneficially owned 19.92% of class

     2. CS Parallel II beneficially owned 2.34% of class

     3. CS GP II beneficially owned 19.92% of class

     4. CS beneficially owned 22.26% of class

(c) Number of shares as to which the person has:

     (i) sole power to vote or to direct the vote

          As of the close of business on December 31, 2008:

          1. CS II - 0

          2. CS Parallel II - 0

          3. CS GP II - 0

          4. CS - 0

     (ii) shared power to vote or to direct the vote

          As of the close of business on December 31, 2008:

          1. CS II - 8,091,222

          2. CS Parallel II - 949,852

          3. CS GP II - 8,091,222

          4. CS - 9,041,074

     (iii) sole power to dispose or to direct the disposition of:

          As of the close of business on December 31, 2008:

          1. CS II - 0

          2. CS Parallel II - 0

          3. CS GP II - 0

          4. CS - 0

     (iv) shared power to dispose or to direct the disposition of:

          As of the close of business on December 31, 2008:

          1. CS II - 8,091,222

          2. CS Parallel II - 949,852

          3. CS GP II - 8,091,222

          4. CS - 9,041,074


Item 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8.  Identification and Classification of Members of the Group

CS II, CS Parallel II, CS GP II and CS are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. The agreement among CS II, CS Parallel II, CS GP II and CS to file jointly is attached as Exhibit A to the statement on Schedule 13G filed by the reporting persons with the SEC on February 13, 2008. Each of CS II, CS Parallel II, CS GP II and CS disclaims beneficial ownership of all of the shares of common stock, other than those reported herein as being owned by it.

Item 9.  Notice of Dissolution of Group

Not Applicable.

Item 10.  Certification

Not applicable.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2009

CAPSTREET II, L.P.

By:  CapStreet GP II, L.P., its general partner
By:  The CapStreet Group, LLC, its general partner

     By:  /s/ Katherine L. Kohlmeyer
        ------------------------------------
     Name:   Katherine L. Kohlmeyer
     Title:  Chief Financial Officer


CAPSTREET PARALLEL II, L.P.

By:  The CapStreet Group, LLC, its general partner

     By:  /s/ Katherine L. Kohlmeyer
        ------------------------------------
     Name:   Katherine L. Kohlmeyer
     Title:  Chief Financial Officer


CAPSTREET GP II, L.P.

By:  The CapStreet Group, LLC, its general partner

     By:  /s/ Katherine L. Kohlmeyer
        ------------------------------------
     Name:   Katherine L. Kohlmeyer
     Title:  Chief Financial Officer


THE CAPSTREET GROUP, LLC

     By:  /s/ Katherine L. Kohlmeyer
        ------------------------------------
     Name:   Katherine L. Kohlmeyer
     Title:  Chief Financial Officer